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FORM 3                                                     OMB APPROVAL
-------                                           OMB Number:         3235-0104
                                                  Expires:   September 30, 1998
                                                  Estimated average burden
                                                     hours per response.....0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                     Filed pursuant to Section 16(a) of the
      Securities Exchange Act of 1934, Section 17(a) of the Public Utility
               Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940

(Print or Type Responses)
-------------------------------------------------------------------------------
1. Name and Address of Reporting Person*            2. Date of Event Requiring
                                                       Statement
BKR, Inc.
--------------------------------------------------
(Last)                  (First)           (Middle)     (Month/Day/Year)

                                                       03/04/97
7944 East Becklane, #210
--------------------------------------------------------------------------------
                       (Street)                     3. IRS or Social Security
                                                       Number of Reporting
                                                       Person (Voluntary)

Scottsdale,           Arizona               85260      88-0371100
--------------------------------------------------------------------------------
(City)                  (State)              (Zip)

--------------------------------------------------------------------------------
4. Issuer Name and Ticker or Trading Symbol

   RESPONSE USA, INC. (RUOK)
--------------------------------------------------------------------------------
5. Relationship to Reporting Person(s)  6.  If Amendment, Date of
   to Issuer                                Original (Month/Day/Year)
           (Check all applicable)
   [ ] Director    [X]  10% Owner
   [ ] Owner
   [ ] Officer     [ ] Other            ---------------------------------------
       (give title    (specify          7.  Individual or Joint/Group
        below)         below)               Filing (Check Applicable Line)
                                        [ ] Form filed by One Reporting Person
                                        [X] Form filed by More than One
                                            Reporting Person
--------------------------------------------------------------------------------

                  TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED,
                       DISPOSED OF, OR BENEFICIALLY OWNED

-------------------------- ------------------------------- -------------------- -------------------------------------
1.   Title of Security     2.   Amount of Securities       3.  Ownership        4. Nature of Indirect Beneficial
     (Instr. 4)                 Beneficially Owned             Form:  Direct       Ownership
                                (Instr. 4)                     (D) or Indirect     (Instr. 5)
                                                               (I)(Instr. 5)
-------------------------- ------------------------------- -------------------- -------------------------------------
Common Stock                       1,094,164                      (D)
-------------------------- ------------------------------- -------------------- -------------------------------------

-------------------------- ------------------------------- -------------------- -------------------------------------

-------------------------- ------------------------------- -------------------- -------------------------------------

-------------------------- ------------------------------- -------------------- -------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  5(b)(v).


                                                                         (Over)
                                                                SEC 1473 (7-96)

TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

-------------------------- ------------------- ---------------------------------- ------------ ---------------- -------------
1.   Title of Derivative   2.  Date Exer-      3. Title and Amount of Securities  4. Conver-   5.  Owner-       6. Nature of
     Security (Instr. 4)       cisable and        Underlying Derivative Security     sion or       ship            Indirect
                               Expiration         (Instr. 4)                         Exercise      Form of         Beneficial
                               Date                                                  Price of      Deriv-          Ownership
                                                                                     Deri-         ative           (Instr. 5)
                           (Month/Day/Year)                                          vative        Security:
                           ------------------- ----------------------------------    Security      Direct
                                                                           Amount                  (D) or
                                                                           of                      Indirect (I)
                           Date      Expira-                               Number                  (Instr. 5)
                           Exer-     tion                Title             of
                           cisable   Date                                  Shares
-------------------------- --------- --------- --------------------------- ------ ------------ ---------------- -------------
-------------------------- --------- --------- --------------------------- ------ ------------ ---------------- -------------

-------------------------- --------- --------- --------------------------- ------ ------------ ---------------- -------------

-------------------------- --------- --------- --------------------------- ------ ------------ ---------------- -------------

-------------------------- --------- --------- --------------------------- ------ ------------ ---------------- -------------

-------------------------- --------- --------- --------------------------- ------ ------------ ---------------- -------------

-------------------------- --------- --------- --------------------------- ------ ------------ ---------------- -------------

-------------------------- --------- --------- --------------------------- ------ ------------ ---------------- -------------

-------------------------- --------- --------- --------------------------- ------ ------------ ---------------- -------------

BKR, INC., a Nevada corporation



/s/ Bert Bedrosian, President                                 May 12, 1997
----------------------------------------------                ------------
**Signature of Reporting Person                                   Date


Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                         Page 2
                                                                SEC 1473 (7-96)

                            JOINT FILER INFORMATION


Name:                   Robin Bedrosian

Address:                7944 East Becklane, #210
                        Scottsdale, Arizona 85260

Designated Filer:       BKR, Inc.

Issuer & Ticker Symbol: Response USA, Inc. (RUOK)

Date of Event
  Requiring Statement:  March 4, 1997

Signature:              /s/ Robin Bedrosian, Secretary
                        ------------------------------

                            JOINT FILER INFORMATION


Name:                   Bert Bedrosian

Address:                7944 East Becklane, #210
                        Scottsdale, Arizona 85260

Designated Filer:       BKR, Inc.

Issuer & Ticker Symbol: Response USA, Inc. (RUOK)

Date of Event
  Requiring Statement:  March 4, 1997

Signature:              /s/ Bert Bedrosian, President
                        ------------------------------